Exhibit 99.1
FOR IMMEDIATE RELEASE
FirstMerit Corporation
Analysts: Thomas O’Malley/Investor Relations Officer
Phone: 330.384.7109
Media Contact: Robert Townsend/Media Relations Officer
Phone: 330.384.7075
FirstMerit to Acquire 24 Chicago-Area Branches
and the Midwest Asset Based Loan Business From First Bank
Transaction anticipated to be accretive to earnings in 2010
Akron, Ohio (date, 2009) — FirstMerit Corporation (Nasdaq: FMER) has signed a definitive purchase and assumption (P&A) agreement to acquire approximately $1.2 billion of deposits and 24 Chicago-area branches from St. Louis, Mo.-based First Bank. FirstMerit will also acquire substantially all of the asset-based loans from an affiliate of First Bank under a separate loan purchase agreement. The transactions are anticipated to be accretive to earnings per share in 2010.
“We are excited to be entering Chicago, the third largest metropolitan statistical area and second largest central business district in the United States. This acquisition provides us an opportunity to leverage our strong brand in a dynamic market with long-term growth potential,” said Paul G. Greig, president, chairman and CEO of FirstMerit. “We enter Chicago as one of the country’s strongest and most stable banks with profitability and capital levels among the highest in the industry. Our super-community banking model, based on providing world-class financial products and services on a local level, continues to serve us well in Ohio and Western Pennsylvania and we are pleased to bring that model to Chicagoland. We want to welcome our new employees and customers to the FirstMerit family and we look forward to a seamless transition.”
Greig and FirstMerit Chief Credit Officer, William P. Richgels, have extensive experience in the Chicagoland market where they spent a combined 45 years in leadership roles with various banking institutions. “The similarities between our commercial and consumer customers in Northeast Ohio and those in the Chicago area give us confidence that we will succeed in helping all of them accomplish their financial goals,” Greig said. “We are also excited about adding First Bank’s ABL business which will allow us to expand our lending effort even further in the Midwest region. The accretive nature of the transactions will enhance the value of the FirstMerit franchise for our shareholders as well.”
— more —

FirstMerit Acquires First Bank Branches in Chicago / Page 2
Under the terms of the P&A agreement, FirstMerit will pay a 3.5% premium to total average deposits for the 30 days prior to close, or approximately $42 million pro-forma based on September 30, 2009 deposits. First Bank is required to deliver a minimum of $1.0 billion in deposits at closing, although FMER anticipates that First Bank will deliver approximately $1.2 billion at the time of closing. FirstMerit will also acquire a minimum of $315 million of performing loans from First Bank at par. Under a separate loan purchase agreement, FirstMerit will acquire an approximate total asset based loans of $104 million (current outstandings of a minimum of $100 million) at a discount to par. Both transactions exclude non-performing, criticized, classified and delinquent and higher-risk loans. The combined transactions will add a minimum of $415 million dollars of primarily middle-market and small business loans to FirstMerit’s balance sheet, with 60% of the loans consisting of commercial and industrial loans, 24% asset-based loans, 8% commercial real estate loans and 8% consumer loans. The added deposits are comprised of 60% certificates of deposit and 40% core deposits. FirstMerit also expects that deposit costs will migrate to approximately 1.25% and that fees should average about 50 basis points of deposits and expenses should average approximately 3.0 to 3.3% of deposits, including the core deposit intangible.
FirstMerit expects the transactions to be accretive in 2010, with one-time costs of approximately $3.5 million, and estimates earning assets will yield approximately 5.25% to 5.5%. As a result of the transactions, FirstMerit anticipates that its tangible common equity ratio will be approximately 7.4% and then build back with retained earnings toward 8% by 2010 year end. FirstMerit does not believe raising capital will be immediately imperative for these transactions, as it currently retains significant excess capital.
The ABL transaction is expected to close in the fourth quarter of 2009, while the acquisition of the 24 Chicago-area branches which is subject to regulatory approvals is expected to close in the first quarter of 2010. The branch acquisition has received approvals from the boards of directors of both companies and is subject to regulatory approval and other customary closing conditions.
FirstMerit will continue to review and evaluate potential opportunities to grow within the region, both organically or through acquisitions.
FirstMerit was advised by the investment banking firm of RBC Capital Markets and the law firm of Katten Muchin Rosenman LLP. First Bank was advised by the investment banking firm of Hovde Financial as well as the law firm of Bryan Cave LLP.
Investor Conference Call
Executives from FirstMerit will host a conference call with investors and the financial community at 4:00 p.m. Eastern Time on November 11, 2009 to discuss this transaction. To participate in the conference call, please dial 888-693-3477 ten minutes before start time and provide the reservation number: 41457042. A replay of the conference call will be available at approximately 5:00 p.m. (Eastern Time) on November 11, 2009 through November 18, 2009 by dialing 800-642-1687 and entering the PIN: 41457042.
— more —

FirstMerit Acquires First Bank Branches in Chicago / Page 3
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
About FirstMerit
FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of $10.8 billion as of September 30, 2009 and 156 banking offices and 179 ATMs in 25 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., and FirstMerit Community Development Corporation.
###